As filed with the Securities and Exchange Commission on November 19, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIRGIN AMERICA INC.

(Exact name of registrant as specified in its charter)

Delaware	20-1585173
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

555 Airport Boulevard

Burlingame, CA 94010

(650) 762-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Amended and Restated 2005 Virgin America Inc. Stock Incentive Plan

Virgin America Inc. 2014 Equity Incentive Award Plan

2014 Employee Stock Purchase Plan

(Full Title of the Plan)

C. David Cush

President and Chief Executive Officer

Virgin America Inc.

555 Airport Boulevard

Burlingame, CA 94010

(650) 762-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John J. Varley Senior Vice President and General Counsel Virgin America Inc. 555 Airport Boulevard Burlingame, CA 94010 (650) 762-7000	Tad J. Freese Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 Telephone: (650) 328-4600 Facsimile: (650) 463-2600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	2,521,206	$15.96-$28.85	$59,229,916.37	$6,882.52

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Amended and Restated 2005 Virgin America Inc. Stock Incentive Plan, as amended (the “2005 Plan”), the Virgin America Inc. 2014 Equity Incentive Award Plan (the “2014 Plan”) and the 2014 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration, which would increase the number of outstanding shares of common stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefits plan described herein.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share is calculated as follows: (a) the aggregate offering price for outstanding options granted under the 2005 Plan is based upon the weighted-average exercise price of such outstanding options; and (b) the aggregate offering price for shares issuable upon the vesting of restricted stock units granted under the 2005 Plan and for shares reserved for future issuance under the 2014 Plan and the ESPP is based upon the average of the high and the low prices of Registrant’s common stock as reported on the NASDAQ Global Select Market on November 14, 2014. The chart below details the calculations of the registration fee:

Securities	Number of Shares	Offering Price Per Share	Aggregate Offering Price
Shares issuable upon the exercise of outstanding options granted under the 2005 Plan (3)	1,047,857	$ 15.96(2)(a)	$16,723,797.72
Shares issuable upon the vesting of restricted stock units (“RSUs”) under the 2005 Plan (3)	295,779	$28.85(2)(b)	$8,533,224.15
Shares reserved for future grant under the 2014 Plan(3)	1,017,570	$28.85(2)(b)	$29,356,894.50
Shares reserved for future grant under the ESPP	160,000	$28.85(2)(b)	$4,616,000.00
Proposed Maximum Aggregate Offering Price			$59,229,916.37
Registration Fee			$6,882.52

(3)	Pursuant to the terms of the 2014 Plan, any shares subject to outstanding options or restricted stock units originally granted under the 2005 Plan that terminate, expire or lapse for any reason shall become available for issuance pursuant to awards granted under the 2014 Plan.

Proposed sale to take place as soon after the effective date of the registration statement as awards under the plans are exercised and/or vest.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Virgin America Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a)	The prospectus filed by the Registrant with the SEC pursuant to Rule 424(b) under the Securities Act, on November 14, 2014, relating to the registration statement on Form S-1, as amended (No. 333-197660), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)	[The Registrant’s Current Report on Form 8-K as filed with the SEC on November 19, 2014]; and

(c)	The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (Registration No. 001-36718), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on November 3, 2014, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation provides that we may indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to indemnify our directors and officers to the fullest extent permitted by Delaware law and advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. These indemnification agreements also generally require us, among other things, to indemnify our directors against liabilities that may arise by reason of their status or service as directors. We believe these limitations of liability provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Reference is made under this Item 8 to the exhibit index included in this Registration Statement.

Item 9. Undertakings.

1.	The Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlingame in the State of California, on November 19, 2014.

VIRGIN AMERICA INC.

By:	/s/ Peter D. Hunt
Peter D. Hunt
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint C. David Cush, Peter D. Hunt and John J. Varley, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ C. David Cush	President and Chief Executive Officer
C. David Cush	(Principal Executive Officer)	November 19, 2014

/s/ Peter D. Hunt	Senior Vice President and Chief
Peter D. Hunt	Financial Officer (Principal Financial and Principal Accounting Officer)	November 19, 2014

/s/ Donald J. Carty
Donald J. Carty	Director and Chairman of the Board	November 19, 2014

/s/ Samuel K. Skinner
Samuel K. Skinner	Director and Vice Chairman of the Board	November 19, 2014

/s/ Cyrus F. Freidheim
Cyrus F. Freidheim	Director	November 19, 2014

/s/ Stephen C. Freidheim
Stephen C. Freidheim	Director	November 19, 2014

/s/ Evan M. Lovell
Evan M. Lovell	Director	November 19, 2014

/s/ Robert A. Nickell
Robert A. Nickell	Director	November 19, 2014

/s/ John R. Rapaport
John R. Rapaport	Director	November 19, 2014

/s/ Stacy J. Smith
Stacy J. Smith	Director	November 19, 2014

Exhibit Index

		Incorporated by Reference			Filed Herewith

Exhibit Number	Exhibit Description	Form	Date	Number

4.1	Amended and Restated Certificate of Incorporation of Virgin America Inc.	8-K	11/19/2014	3.1

4.2	Amended and Restated Bylaws of Virgin America Inc.	8-K	11/19/2014	3.2

4.3	Form of Common Stock Certificate.	S-1/A	11/13/2014	4.1

5.1	Opinion of Latham & Watkins LLP.				X

23.1	Consent of independent registered public accounting firm.				X

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).				X

24.1	Power of Attorney. Reference is made to the signature page to the Registration Statement.				X

99.1(a)+	Amended and Restated 2005 Virgin America Inc. Stock Incentive Plan.	S-1	07/28/2014	10.16

99.1(b)+	Form of Stock Option Agreement under 2005 Stock Incentive Plan.	S-1	07/28/2014	10.17

99.1(c)+	Form of Restricted Stock Unit Agreement under 2005 Stock Incentive Plan.	S-1	07/28/2014	10.18

99.2(a)+	Virgin America Inc. 2014 Equity Incentive Award Plan.	S-1/A	11/03/2014	10.19

99.2(b)+	Form of Stock Option Agreement under 2014 Equity Incentive Award Plan.	S-1/A	11/03/2014	10.20

99.2(c)+	Form of Restricted Stock Agreement under 2014 Equity Incentive Award Plan.	S-1/A	11/03/2014	10.21

99.2(d)+	Form of Restricted Stock Unit Agreement under 2014 Equity Incentive Award Plan	S-1/A	11/03/2014	10.22

99.3+	Employee Stock Purchase Plan.	S-1/A	11/03/2014	10.23

+	Indicates management contract or compensatory plan.